Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement STOCK ARN-1 dated May 14, 2013)	Filed Pursuant to Rule 433 Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated

May 30, 2013

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page S-8 of product supplement STOCK ARN-1.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $9.475 per unit and $9.575 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-5 of this term sheet and “Structuring the Notes” on page TS-8 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$
Underwriting discount (1) (2)	$0.175	$
Proceeds, before expenses, to Barclays	$9.825	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.825 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June     , 2013

Units Pricing Date* June     , 2013 $10 principal amount per unit Settlement Date* June     , 2013 CUSIP No. Maturity Date* July     , 2014

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc.

Maturity of approximately 12 months

3-to-1 upside exposure to increases in the Underlying Stock, subject to a capped return of [26% to 30%] 1-to-1 downside exposure to decreases in the Underlying Stock, with 100% of your investment at risk All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Summary

The Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide you a leveraged return, subject to a cap, if the Ending Value is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements. This range of estimated values may not correlate on a linear basis with the range of Capped Value for the notes. The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Capped Value) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-8.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 12 months
Underlying Stock:	Common stock of Facebook, Inc. (the “Underlying Company”) (NASDAQ symbol: “FB”)
Starting Value:	The Volume Weighted Average Price on the pricing date.
Volume Weighted Average Price:

The volume weighted average price (rounded to two decimal places) shown on page “FB” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges.

Ending Value:

The average of the Closing Market Price of the Underlying Stock multiplied by its Price Multiplier on each of the five calculation days during the Maturity Valuation Period. If a Market Disruption Event occurs and is continuing on a scheduled calculation day, the calculation agents will determine the Ending Value as set forth below.

Capped Value:	[$12.60 to $13.00] per unit of the notes, which represents a return of [26% to 30%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	The five scheduled calculation days shortly before the maturity date.
Participation Rate:	300%
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-22 of product supplement STOCK ARN-1.
Calculation Agents:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-8.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STOCK ARN-1, dated May 14, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513222478/d539828d424b2.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the price of the Underlying Stock will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the price of the Underlying Stock decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities

▪	You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2 and TS-8.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the price of the Underlying Stock will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $12.80, the midpoint of the Capped Value range of [$12.60 to $13.00]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Stock, excluding dividends.

This graph has been prepared for purposes of illustration only.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a hypothetical Starting Value of 100, the Participation Rate of 300%, and a Capped Value of $11.80 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
95.00		-5.00%	$9.50		-5.00%
98.00		-2.00%	$9.80		-2.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
105.00		5.00%	$11.50		15.00%
110.00		10.00%	$12.80	(2)	28.00%
120.00		20.00%	$12.80		28.00%
130.00		30.00%	$12.80		28.00%
140.00		40.00%	$12.80		28.00%
150.00		50.00%	$12.80		28.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Stock.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would otherwise be entitled to receive if you invested in the Underlying Stock directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.00 Redemption Amount per unit
100

Example 2

The Ending Value is 104.00, or 104.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	104.00

$10 +	[	$10 × 300% ×	(104 – 100)	]	= $11.20	Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.80 per unit
100

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK ARN-1 and page S-5 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Stock.

▪

The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪

The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪

The estimated value of your note is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-8. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

▪

The estimated value of the notes will not be a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties, may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪

A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Underlying Stock), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of ARNs — Anti-Dilution Adjustments” beginning on page S-22 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

▪

There may be potential conflicts of interest involving the calculation agents, including the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes. We have the right to appoint and remove the calculation agents.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Supplemental Material U.S. Federal Income Tax Consequences” below, “Certain U.S. Federal Income Tax Considerations beginning on page S-132 of the accompanying prospectus supplement and “Material U.S. Federal Income Tax Considerations” beginning on page S-32 of product supplement STOCK ARN-1.

Additional Risk Factor

The Underlying Stock has limited historical information. The Underlying Stock commenced trading on May 18, 2012. Because the Underlying Stock has a limited trading history, your investment in the notes may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance.

Additional Terms of the Notes

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agents not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agents will determine the Closing Market Price of the Underlying Stock for such non-calculation day, and as a result, the Ending Value, as follows:

•

the Closing Market Price of the Underlying Stock for the applicable non-calculation day will be deemed to be the Closing Market Price of the Underlying Stock for the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the Closing Market Price of the Underlying Stock for the next calculation day will also be deemed to be the Closing Market Price of the Underlying Stock on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, then the Closing Market Price of the Underlying Stock for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agents on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which the calculation agents considers commercially reasonable under the circumstances; or

•

if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value will be based on the Closing Market Price of the Underlying Stock determined (or, if not determinable, estimated) by the calculation agents in a manner which the calculation agents considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not performed any independent review of the following information. Facebook, Inc. operates a social networking website. The company’s website allows people to communicate with their family, friends, and coworkers. It develops technologies that facilitate the sharing of information, photographs, website links, and videos.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 1326801.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding the Underlying Company that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the NASDAQ Global Select Market under the symbol “FB.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from May 18, 2012, the date when the Underlying Stock commenced trading, through May 22, 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2012	Second Quarter (from May 18, 2012)	38.37	25.87
	Third Quarter	32.17	17.73
	Fourth Quarter	28.24	18.99

2013	First Quarter	32.46	25.14
	Second Quarter (through May 22, 2013)	28.97	25.15

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that its price per share is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the initial estimated value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the initial estimated value.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. As is the case for all our debt securities, including market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date will be based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 Original Offering Price per unit and will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors — General Risks Relating to ARNs” beginning on page S-8 and “Use of Proceeds” on page S-17 of product supplement STOCK ARN-1.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Supplemental Material U.S. Federal Income Tax Consequences

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and under “Material U.S. Federal Income Tax Considerations” in product supplement STOCK ARN-1. This section applies to you only if you are a U.S. holder (as defined in product supplement STOCK ARN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STOCK ARN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Underlying Stock. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes should be treated in the manner described above. No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page S-32 of product supplement STOCK ARN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Common Stock of Facebook, Inc., due July , 2014

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-10